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Exhibit 23.6

[DUFF & PHELPS LETTERHEAD]

 CONSENT OF DUFF & PHELPS LLC

April 15, 2004

Board of Directors Alcide Corporation
8561 154th Avenue N.E.
Redmond, WA 98052

        We hereby consent to the inclusion of our opinion, dated March 11, 2004, to the Board of Directors of Alcide Corporation (the "Company") attached as Appendix C to the Proxy Statement/Prospectus of the Company and Ecolab Inc. (the "Prospectus") which is a part of the Registration Statement on Form S-4 to which this consent is attached (the "Registration Statement") and to the references to our firm in the Prospectus under the headings "Summary," "The Merger—Background of the Merger," "The Merger—Reasons for the Merger—Alcide," "The Merger—Fairness Opinion of Duff & Phelps," and "The Merger Agreement—Representations and Warranties." In executing this consent, we do not admit or acknowledge that Duff & Phelps LLC comes within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/  DUFF & PHELPS, LLC
DUFF & PHELPS LLC

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  Exhibit 23.6